Exhibit 11.1





                   COMPUTATION OF NET INCOME (LOSS) PER SHARE




                                                        Year ended December 31,
                                                         1996          1995
                                                         ----          ----

Net Income (Loss)                                     $    92,310   $(1,299,456)
                                                      ===========   ===========

Weighted average number of shares of
         common stock outstanding                       2,370,030     1,896,792

Number of common stock equivalents as a
         result of stock options outstanding using
         the treasury stock method                          8,615          --
                                                      -----------   -----------

                  Total                                 2,378,645     1,896,792
                                                      ===========   ===========

Net Income (Loss) per share                           $      0.04   $     (0.69)
                                                      ===========   ===========


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